Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Exhibit (d)(1)(D)(iii)

May 1, 2013

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated November 2, 2010 between Directed Services LLC and ING Investment Management Co. LLC, as amended, the sub-advisory fee for ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio, the “Portfolio”) was reduced on January 21, 2011.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2013 through May 1, 2014. The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the January 21, 2011 expense reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic

Vice President

Directed Services LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson Kimberly A. Anderson Senior Vice President